COMPUTER ASSOCIATES INTERNATIONAL, INC.
1995 KEY EMPLOYEE OWNERSHIP PLAN
As Amended through February 2003

I. Establishment and Purpose

1.1  Purpose.  Computer Associates International, Inc. (the "Company") hereby establishes the 1995 Key Employee Stock Ownership Plan (the "Plan"), effective as of May 25, 1995.  The Plan is intended to encourage, recognize and reward sustained outstanding individual performance by certain key employees who are largely responsible for the management, growth and protection of the business.  Further, this Plan is designed to enhance stockholder value through the retention by the Company of these key executives.

1.2  Effective Date.  The Plan is effective as of May 25, 1995, subject to the approval by an affirmative vote at the 1995 Annual Meeting of Stockholders, or any adjournment at such meeting, of the holders of a majority of the outstanding shares of the common stock of the Company, present in person or by proxy and entitled to vote at such meeting.

II. Definitions

  2.1  Defined Terms.  When used in the Plan, the following terms shall have the meanings specified below:

     2.1.1  "Additional Grants" means any additional grants of Common Stock to Participants pursuant to Section 3.3 of this Plan.

     2.1.2  "Board" means the Company's Board of Directors.

     2.1.3  "Change in Control of the Company" means any of the following:  (i) the acquisition by any person or persons of 50% or more of the Company's Common Stock, (ii) a transaction requiring stockholder approval involving the sale or transfer of all or substantially all of the Company's assets, or (iii) the merger of the Company with or into a previously unaffiliated corporation.

     2.1.4  "Committee" means the Compensation Subcommittee of the Board formed to act on performance-based compensation for key executives.

     2.1.5  "Common Stock" means the Common Stock of the Company.

     2.1.6  "Initial Grant" means the initial grant of Common Stock to Participants pursuant to Section 3.2 of this Plan.

     2.1.7  "Normal Vesting Date" means March 31, 2000.

     2.1.8  "NYSE" means the New York Stock Exchange Composite Tape.

     2.1.9  "Participant" means as to any Plan Year each of Charles B. Wang, Sanjay Kumar and Russell M. Artzt.

   2.1.10 "Plan Year" means the fiscal year commencing April 1, 1995 and ending March 31, 1996 and each succeeding fiscal year up to and including the fiscal year commencing April 1, 1999 and ending March 31, 2000.

III. Awards and Committee Determinations

  3.1  Authorization.  The Committee is authorized to grant up to 6,000,000 shares of Common Stock to the Participants.

  3.2  Initial Grant.  The Committee has initially authorized, subject to shareholder approval, the grant of 2,000,000 shares of Common Stock to the Participants in the following percentages:

Participant                     %

Charles B. Wang           60
Sanjay Kumar               30
Russell M. Artzt            10

  3.3  Additional Grants.  Unless granted  earlier pursuant to Section 4.4 of this Plan, at the end  of each Plan Year, the Committee shall make Additional Grants of up to the lesser of (i) 4,000,000 less the cumulative number of Additional Grants for prior Plan Years, and (ii) the amount corresponding to the highest target price set forth in the table below that was achieved by the closing price of the Common Stock on the NYSE on at least 30 trading days during the Plan Year:

Plan Year	Number of Shares	Target Price
1996	800,000 1,600,000 2,400,000 3,200,000 4,000,000	75 90 110 130 155
1997	800,000 1,600,000 2,400,000 3,200,000	90 110 130 155
1998	800,000 1,600,000 2,400,000	110 130 155
1999	800,000 1,600,000	130 155
2000	800,000	155

The target price shall be appropriately adjusted to reflect any stock dividends, stock splits, recapitalization, reorganization, merger, consolidation, split-up, combination or other similar transactions during the Plan Year.  Additional Grants shall be made to the Participants in the percentages set forth in Section 3.2 of this Plan.

  3.4  Certification.  The Committee shall certify in writing the target level exceeded and the grants of Common Stock made for the Plan Year prior to the making of the awards.

IV. Vesting and Forfeitability

  4.1  Termination.  Subject to Section 4.4 of this Plan, if, prior to March 31, 2000, a Participant's employment with the Company terminates for reasons other than death or disability, all Common Stock granted to the Participant pursuant to this Plan shall be forfeited.

  4.2  Death or Disability.  In the event of the death or disability of a Participant prior to the Normal Vesting Date, the Initial Grant and any Additional Grants made to the Participant shall immediately vest and shall not be subject to the restrictions on transfer set forth in Article V of this Plan.

  4.3  Certain Target Level Exceeded.  Unless sooner vested under Sections 4.2 or 4.4 of this Plan:

    4.3.1  The Initial Grant and  any Additional Grants shall vest, and shall no longer be subject to forfeiture, if any time during the twelve-month period ending on the Normal Vesting Date, the closing price of the Common Stock on the NYSE exceeds $131.00 per share on at least 60 trading days.

    4.3.2  If, at any time during the twelve-month period ending on the Normal Vesting Date, the closing price of the Common Stock on the NYSE exceeds $131.00 per share on fewer than 60 trading days but exceeds $105.00 per share on 60 or more trading days, (i) 100% of any Additional Grants and 60% of the Initial Grant shall be forfeited and (ii) 40% of the Initial Grant shall vest, and shall no longer be subject to forfeiture.

    4.3.3  If, at any time during the twelve-month period ending on the Normal Vesting Date, the closing price of the Common Stock on the NYSE exceeds $105.00 per share on fewer than 60 trading days but exceeds $75.00 per share on 60 or more trading days, (i) 100% of the Additional Grant and 80% of the Initial Grant shall be forfeited and (ii) 20% of the Initial Grant shall vest, and shall no longer be subject to forfeiture; but if at any time prior to March 31, 2000, the closing price of the Common Stock on the NYSE exceeds $75.00 per share on 60 or more  trading days, 20% of the Initial Grant shall vest and, subject to Section 4.1, shall no longer be subject to forfeiture.

  4.4  Early Vesting.  Notwithstanding Section 4.3, the Initial Grant and any Additional Grants, including those made in accordance with this Section 4.4, shall immediately vest, and shall no longer be subject to forfeiture pursuant to either Section 4.1 of this Plan or Section 4.3 of this Plan, on the first day on or before the Normal Vesting Date that the closing price of the Common Stock on the NYSE has exceeded $180.00 per share for 60 trading days within any preceding twelve-month period.  Any Additional Grants not made before early vesting occurs pursuant to this Section 4.4 shall be made at the end of the Plan Year in which such early vesting occurs.

  4.5  Beneficiaries.  Each Participant may designate, in writing and on such form as the Company may prescribe, one or more beneficiaries to receive the Common Stock that vests under this Plan upon the death of the Participant.  In the event of the death of a Participant, any Common Stock that vests pursuant to Section 4.2 of this Plan shall be awarded to his beneficiary or, in the event that no beneficiary has been designated, to his estate.

V. Transfer Restrictions

  5.1  In General.  Except as provided in Section 4.2 of this Plan, the shares of Common Stock granted to Participants under this Plan are subject to the transfer restrictions set forth in this Section 5.1 during the seven years following the date on which ownership of the Common Stock vests in each Participant and is no longer subject to forfeiture.  For vesting purposes, each year shall begin and end on an anniversary of a date of vesting. No Participant shall sell, assign, transfer, pledge, make any short sale of, grant any option for the purchase of, or otherwise dispose of, any shares of Common Stock granted to such Participant under this Plan, except by will or the laws of descent and distribution; provided that in each of the seven years following vesting, the number of such shares that are transferable shall be equal to the product of (x) one plus the number of full years since vesting and (y) 5% of the number of shares of Common Stock issued to the Participant that vest on the date of vesting of the Initial Grant and the Additional Grants.  All Initial and Additional Grants are freely transferable after the seventh anniversary of Vesting.  The cumulative percentage of such Common Stock which may be transferable during each year following vesting is as follows:

During Year After Vesting	Cumulative Percentage Transfer
1 2 3 4 5 6 7 8	5 10 15 20 25 30 35 100

  5.2  Special Transfer Restrictions for Charles Wang.  Transfer restrictions similar to those described in Section 5.1 of this Plan shall apply to a number of shares of Common Stock owned by Charles Wang on the Effective Date of the Plan, equal to twice the number of shares awarded in the Initial Grant to him, until the awarded shares are forfeited or become transferable.

  5.3  Exception to use Shares as Collateral.  Notwithstanding anything to the contrary in this Article V, the Committee may, in its discretion, permit shares of Common Stock otherwise subject to transfer restrictions to be pledged as collateral by a Participant in such amount as the Committee may determine.

  5.4  Release of Restrictions in the Event of Retirement.  Notwithstanding anything to the contrary in this Article V, the Committee may, in its discretion, eliminate or reduce all restrictions on transfer set forth in this Article V in the event of a Participant's termination of employment by reason of retirement at or after age 65 or at or after age 55 with 10 years of service with the Company or any of its subsidiaries.

VI. Administration

  6.1  Committee.  The Plan shall be administered by the Committee or a subcommittee composed solely of at least two independent outside directors of the Company. No employee or former employee of the Company may serve on the Committee.

  6.2  Rules and Interpretation.  The Committee shall be vested with all discretion and authority as it deems necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons.

  6.3  Records.  The records of the Committee with respect to the Plan shall be conclusive on all Participants and their beneficiaries and on all other persons.

  6.4  Tax Withholding.  The Company shall withhold all applicable taxes required by law upon the vesting of Common Stock under to the Plan, including any federal, FICA, state and local taxes.  The Participant may elect to have the withholding made from the portion of the grants that is paid in Common Stock.  The reduction in the number of shares of Common Stock paid to such Participant to satisfy this withholding shall be equal to the amount of tax withheld divided by the closing price of the Common Stock on the NYSE on the last day of the Plan Year, rounded down to the nearest share.

  6.5  Residence.  The Committee may require Participants to reside within the State of New York, unless the headquarters of the Company is located outside of the State of New York.

VII. General Provisions

  7.1  Nonassignability.  Prior to the time of any vesting of Common Stock under the Plan, a Participant shall have no right by way to anticipation or otherwise to assign or transfer any interest under this Plan other than as set forth in Section 4.5 of this Plan.

  7.2  Employment Rights/Participation.  The establishment and subsequent operation of  the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Participant or any other individual for the continuation of his or her employment for any Plan Year or any other period.  The Company expressly reserves the right, which may be exercised at any time and without regard to when, during a Plan Year or other accounting period, such exercise occurs, to discharge any individual and/or treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.

  7.3  No Individual Liability.  No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

  7.4  Severability; Governing Law.  If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York.

VIII. Amendment and Termination

  8.1  Amendment and Termination.  The Committee may prospectively amend or terminate the Plan at any time and for any reason; provided, however, that such amendment shall not relieve the Company of its obligations under Section 8.2 of the Plan.

  8.2 Change in Control of the Company; Tax Gross-Up.  In the event of a Change in Control of the Company, any Additional Grants not previously made at the time of such Change in Control of the Company shall be made based on the realized price per share or similar valuation resulting from the transaction giving rise to the Change in Control.  The Initial Grant and any Additional Grants shall immediately vest.  All restrictions on transfer set forth in Article V of this Plan either shall be eliminated or, in the sole discretion of the Committee, shall be reduced to a maximum of one year.  If any Federal excise tax liability arises as to any Participant as a result of the immediate vesting of the Initial Grant and the Additional Grants pursuant to this Section 8.2, the Participant shall receive a cash payment from the Company which after deducting any Federal or state income or excise taxes due as a result of  the Company's making the cash payment, is equal to the amount of excise tax liability.